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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

China Natural Resources, Inc. (Name of Issuer)

Common Shares, no par value (Title of Class of Securities)

G211OU 10 9 (CUSIP Number)

August 24, 2007 (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G211OU 10 9	13G	Page 2 of 17 Pages

1	NAME OF REPORTING PERSON: Rosetta Stone Capital Limited

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER:

-0-
6 SHARED VOTING POWER:

1,500,000
7 SOLE DISPOSITIVE POWER:

-0-
8 SHARED DISPOSITIVE POWER:

1,500,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,500,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):
☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

9.42%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

CO

CUSIP No. G211OU 10 9	13G	Page 3 of 17 Pages

1	NAME OF REPORTING PERSON: Guozhong Xie

S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☒
(b) ☐
3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Hong Kong (Hong Kong Special Administrative Region)

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER:

-0-
6 SHARED VOTING POWER:

1,500,000
7 SOLE DISPOSITIVE POWER:

-0-
8 SHARED DISPOSITIVE POWER:

1,500,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,500,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):
☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

9.42%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No. G211OU 10 9	13G	Page 4 of 17 Pages

1	NAME OF REPORTING PERSON: Keen View Investments Limited

S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☒
(b) ☐
3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER:

-0-
6 SHARED VOTING POWER:

1,500,000
7 SOLE DISPOSITIVE POWER:

-0-
8 SHARED DISPOSITIVE POWER:

1,500,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,500,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):
☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

9.42%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

CO

CUSIP No. G211OU 10 9	13G	Page 5 of 17 Pages

1	NAME OF REPORTING PERSON: Sun Fortune Investments Limited

S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☒
(b) ☐
3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER:

-0-
6 SHARED VOTING POWER:

1,500,000
7 SOLE DISPOSITIVE POWER:

-0-
8 SHARED DISPOSITIVE POWER:

1,500,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,500,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):
☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

9.42%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

CO

CUSIP No. G211OU 10 9	13G	Page 6 of 17 Pages

1	NAME OF REPORTING PERSON: Smartmind Investments Limited

S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☒
(b) ☐
3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER:

-0-
6 SHARED VOTING POWER:

1,500,000
7 SOLE DISPOSITIVE POWER:

-0-
8 SHARED DISPOSITIVE POWER:

1,500,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,500,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):
☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

9.42%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

CO

CUSIP No. G211OU 10 9	13G	Page 7 of 17 Pages

1	NAME OF REPORTING PERSON: Yuen Kin Lo

S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☒
(b) ☐
3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Hong Kong (Hong Kong Special Administrative Region)

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER:

-0-
6 SHARED VOTING POWER:

1,500,000
7 SOLE DISPOSITIVE POWER:

-0-
8 SHARED DISPOSITIVE POWER:

1,500,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,500,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):
☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

9.42%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No. G211OU 10 9	13G	Page 8 of 17 Pages

1	NAME OF REPORTING PERSON: Pan Pan Hui

S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☒
(b) ☐
3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Hong Kong (Hong Kong Special Administrative Region)

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER:

-0-
6 SHARED VOTING POWER:

1,500,000
7 SOLE DISPOSITIVE POWER:

-0-
8 SHARED DISPOSITIVE POWER:

1,500,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,500,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):
☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

9.42%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No. G211OU 10 9	13G	Page 9 of 17 Pages

1	NAME OF REPORTING PERSON: Yi Mei Liu

S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☒
(b) ☐
3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Taiwan

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER:

-0-
6 SHARED VOTING POWER:

1,500,000
7 SOLE DISPOSITIVE POWER:

-0-
8 SHARED DISPOSITIVE POWER:

1,500,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,500,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):
☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

9.42%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No. G211OU 10 9	13G	Page 10 of 17 Pages

1	NAME OF REPORTING PERSON: Yunxiao Zhao

S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☒
(b) ☐
3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

People’s Republic of China (PRC)

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER:

-0-
6 SHARED VOTING POWER:

1,500,000
7 SOLE DISPOSITIVE POWER:

-0-
8 SHARED DISPOSITIVE POWER:

1,500,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,500,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):
☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

9.42%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No. G211OU 10 9	13G	Page 11 of 17 Pages

Item 1.	(a)	NAME OF ISSUER:

China Natural Resources, Inc.

Item 1.	(b)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

China Natural Resources, Inc. Room 2105, West Tower, Shun Tak Centre 200 Connaught Road C., Sheung Wan Hong Kong

Item 2.	(a)	NAME OF PERSON FILING:

		(i)	Rosetta Stone Capital Limited
		(ii)	Guozhong Xie
		(iii)	Keen View Investments Limited
		(iv)	Sun Fortune Investments Limited
		(v)	Smartmind Investments Limited
		(vi)	Yuen Kin Lo
		(vii)	Pan Pan Hui
		(viii)	Yi Mei Liu
		(ix)	Yunxiao Zhao

Item 2.	(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

		(i)	P.O. Box 957, Road Town, Tortola, British Virgin Islands
		(ii)	Room 4935, Four Seasons Place, 8 Finance Street, Central, Hong Kong
		(iii)	P.O. Box 957, Road Town, Tortola, British Virgin Islands
		(iv)	P.O. Box 957, Road Town, Tortola, British Virgin Islands
		(v)	P.O. Box 957, Road Town, Tortola, British Virgin Islands
		(vi)	8A, 113 Robinson Road, Mid-Levels, Hong Kong
		(vii)	No. 76 Beaulieu Peninsula, 2 Yu Chui St., Tai Lam, Tuen Mun, N.T., Hong Kong
		(viii)	13F, NO. 200, Sec. 4, Wen Shin Road, Taichung, Taiwan, R.O.C.
		(ix)	Room 4935, Four Seasons Place, 8 Finance Street, Central, Hong Kong

Item 2.	(c)	CITIZENSHIP/PLACE OF ORGANIZATION:

		(i)	British Virgin Islands
		(ii)	Hong Kong (Hong Kong Special Administrative Region)
		(iii)	British Virgin Islands
		(iv)	British Virgin Islands
		(v)	British Virgin Islands
		(vi)	Hong Kong (Hong Kong Special Administrative Region)
		(vii)	Hong Kong (Hong Kong Special Administrative Region)
		(viii)	Taiwan
		(ix)	People’s Republic of China (PRC)

Item 2.	(d)	TITLE OF CLASS OF SECURITIES:

Common Shares, no par value

Item 2.	(e)	CUSIP NUMBER:

G211OU 10 9

CUSIP No. G211OU 10 9	13G	Page 12 of 17 Pages

Item 3.		IF THIS STATEMENT IS FILED PURSUANT TO §§ 240.13D-1(B), OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

	(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).
	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).
	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).
	(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

CUSIP No. G211OU 10 9	13G	Page 13 of 17 Pages

Item 4.	OWNERSHIP:

(a) Amount Beneficially Owned: 1,500,000

(b) Percent of Class: 9.42%

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote: -0-

(ii) Shared power to vote or to direct the vote: 1,500,000

(iii) Sole power to dispose or to direct the disposition of: -0-

(iv) Shared power to dispose or to direct the disposition of: 1,500,000

The record holder of the 1,500,000 common shares in the Issuer is Rosetta Stone Capital Limited, which is 32.50%-owned by Mr. Guozhong Xie, 29.17%-owned by Keen View Investments Limited, 29.17%-owned by Sun Fortune Investments Limited, 5.83%-owned by Smartmind Investments Limited, and 3.33%-owned by Mr. Yuen Kin Lo. Mr. Guozhong Xie is the sole Director of Rosetta Stone Capital Limited. Ms. Pan Pan Hui is sole shareholder and Director of Keen View Investments Limited. Ms. Yi Mei Liu is a controlling shareholder and Director of Sun Fortune Investments Limited. Ms. Yunxiao Zhao is the sole shareholder and Director of Smartmind Investments Limited.

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

Not applicable.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

The members of this group are set forth as the persons named in this statement on Schedule 13G.

Item 9.	NOTICE OF DISSOLUTION OF THE GROUP:

Not applicable.

Item 10.	CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not required and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. G211OU 10 9	13G	Page 14 of 17 Pages

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date: September 4, 2007

Rosetta Stone Capital Limited

By:	/s/ Guozhong Xie
Name:	Guozhong Xie
Title:	Director

/s/ Guozhong Xie
Mr. Guozhong Xie

Keen View Investments Limited

By:	/s/ Pan Pan Hui
Name:	Pan Pan Hui
Title:	Director

Sun Fortune Investments Limited

By:	/s/ Yi Mei Liu
Name:	Yi Mei Liu
Title:	Director

Smartmind Investments Limited

By:	/s/ Yunxiao Zhao
Name:	Yunxiao Zhao
Title:	Director

/s/ Yuen Kin Lo
Mr. Yuen Kin Lo

CUSIP No. G211OU 10 9	13G	Page 15 of 17 Pages

/s/ Pan Pan Hui
Ms. Pan Pan Hui

/s/ Yi Mei Liu
Ms. Yi Mei Liu

/s/ Yunxiao Zhao
Ms. Yunxiao Zhao